UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                           (Amendment No.       )*
                                          ------

                               Global Axcess Corp
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    37941L206
                                -----------------
                                 (CUSIP Number)


                                February 7, 2012
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [X] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

-------------------                                           ------------------
CUSIP No. 37941L206                    13G                    Page 2 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Doucet Capital, LLC  03-0600886
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
--------------------------------------------------------------------------------
   NUMBER OF   5    SOLE VOTING POWER

    SHARES             0
               -----------------------------------------------------------------
 BENEFICIALLY  6    SHARED VOTING POWER

   OWNED BY            1,595,827
               -----------------------------------------------------------------
     EACH      7    SOLE DISPOSITIVE POWER

   REPORTING           0
               -----------------------------------------------------------------
    PERSON     8    SHARED DISPOSITIVE POWER

     WITH              1,595,827
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,595,827
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        7.03%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*


        HC
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 37941L206                    13G                    Page 3 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Doucet Asset Management, LLC  03-0600882
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
--------------------------------------------------------------------------------
   NUMBER OF   5    SOLE VOTING POWER

    SHARES             0
               -----------------------------------------------------------------
 BENEFICIALLY  6    SHARED VOTING POWER

   OWNED BY           1,595,827
               -----------------------------------------------------------------
     EACH      7    SOLE DISPOSITIVE POWER

   REPORTING           0
               -----------------------------------------------------------------
    PERSON     8    SHARED DISPOSITIVE POWER

     WITH              1,595,827
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,595,827
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        7.03%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*


        IA
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 37941L206                    13G                    Page 4 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Christopher L. Doucet
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


        U.S. Citizen
--------------------------------------------------------------------------------
   NUMBER OF   5    SOLE VOTING POWER

    SHARES             0
               -----------------------------------------------------------------
 BENEFICIALLY  6    SHARED VOTING POWER

   OWNED BY            1,595,827
               -----------------------------------------------------------------
     EACH      7    SOLE DISPOSITIVE POWER

   REPORTING           0
               -----------------------------------------------------------------
    PERSON     8    SHARED DISPOSITIVE POWER

     WITH              1,595,827
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,595,827
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        7.03%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*


        IN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 37941L206                    13G                    Page 5 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Suzette A. Doucet
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


        U.S. Citizen
--------------------------------------------------------------------------------
   NUMBER OF   5    SOLE VOTING POWER

    SHARES             0
               -----------------------------------------------------------------
 BENEFICIALLY  6    SHARED VOTING POWER

   OWNED BY            1,595,827
               -----------------------------------------------------------------
     EACH      7    SOLE DISPOSITIVE POWER

   REPORTING           0
               -----------------------------------------------------------------
    PERSON     8    SHARED DISPOSITIVE POWER

     WITH              1,595,827
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,595,827
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        7.03%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*


        IN
--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

               Global Axcess Corp
            --------------------------------------------------------------------

Item 1(b)   Address of Issuer's Principal Executive Offices:

               7800 Belfort Parkway
               Jacksonville, FL  32256
            --------------------------------------------------------------------

Item 2(a)   Name of Person Filing:

               Doucet Capital, LLC, sole owner of Doucet Asset Management, LLC Doucet Asset Management, LLC
               Christopher L. Doucet, managing member of Doucet Capital, LLC and
                 CEO and control person of Doucet Asset Management
               Suzette A. Doucet, CFO and control person of Doucet Asset
                 Management, LLC
            --------------------------------------------------------------------

Item 2(b)   Address of Principal Business Office:

               2204 Lakeshore Drive, Suite 425
               Birmingham, Alabama 35209
            --------------------------------------------------------------------

Item 2(c)   Citizenship:

               Doucet Capital, LLC and Doucet Assset Management, LLC are
                 Delaware companies. Christopher L. Doucet and Suzette A. Doucet are U.S. Citizens.
            --------------------------------------------------------------------

Item 2(d)   Title of Class of Securities:

               Common Stock
            --------------------------------------------------------------------

Item 2(e)   CUSIP Number:

               37941L206
            --------------------------------------------------------------------

Item 3      Type of Person:

               (e) Doucet Asset Management, LLC is an Investment Adviser registered under section 203 of the Investment Advisers Act and has discretionary authority to purchase and sell the stock and the power to vote the shares of stock,
                    Doucet Capital, LLC is the 100% owner of the Investment Adviser, Christopher L. Doucet is CEO and a control person of Doucet Capital, LLC and Doucet Asset Management, LLC,
                    and Suzette A. Doucet is a control person and CFO of Doucet AssetManagement, LLC.
               -----------------------------------------------------------------

                               Page 6 of 10 pages

Item 4      Ownership (at Feburary 7, 2012):

               (a)  Amount owned "beneficially" within the meaning of rule
                    13d-3:

                    (i)   Doucet Capital, LLC:               1,595,827
                    (ii)  Doucet Asset Management, LLC:      1,595,827
                    (iii) Christopher L. Doucet:             1,595,827
                    (iv)  Suzette A. Doucet:                 1,595,827
               -----------------------------------------------------------------

               (b)  Percent of class:


                    (i)   Doucet Capital, LLC:               7.03%
                    (ii)  Doucet Asset Management, LLC:      7.03%
                    (iii) Christopher L. Doucet:             7.03%
                    (iv)  Suzette A. Doucet:                 7.03%
               -----------------------------------------------------------------

               (c)  Number of shares as to which such person has:

                    (1)  sole power to vote or to direct the vote:

                         (i)   Doucet Capital, LLC:               0
                         (ii)  Doucet Asset Management, LLC:      0
                         (iii) Christopher L. Doucet:             0
                         (iv)  Suzette A. Doucet:                 0

                    (2)  shared power to vote or to direct the vote:

                         (i)   Doucet Capital, LLC:               1,595,827
                         (ii)  Doucet Asset Management, LLC:      1,595,827
                         (iii) Christopher L. Doucet:             1,595,827
                         (iv)  Suzette A. Doucet:                 1,595,827

                    (3)  sole power to dispose or to direct the disposition
                         of:
                         (i)   Doucet Capital, LLC:               0
                         (ii)  Doucet Asset Management, LLC:      0
                         (iii) Christopher L. Doucet:             0
                         (iv)  Suzette A. Doucet:                 0

                    (4) shared power to dispose or to direct disposition of:

                         (i)   Doucet Capital, LLC:               1,595,827
                         (ii)  Doucet Asset Management, LLC:      1,595,827
                         (iii) Christopher L. Doucet:             1,595,827
                         (iv)  Suzette A. Doucet:                 1,595,827
               -----------------------------------------------------------------

Item 5      Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following [ ].
            --------------------------------------------------------------------

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

               Not Applicable
            --------------------------------------------------------------------

                               Page 7 of 13 Pages

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable
            --------------------------------------------------------------------

Item 8      Identification and Classification of Members of the Group:

               Not Applicable
            --------------------------------------------------------------------

Item 9      Notice of Dissolution of Group:

               Not Applicable
            --------------------------------------------------------------------

Item 10     Certification:

            Each of the Reporting Persons hereby makes the following certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


            ------------------------------------------------------------------

                               Page 8 of 10 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete andcorrect.


Date: February 7, 2012

                                       DOUCET CAPITAL, LLC



                                       /S/ Christopher L. Doucet
                                       ---------------------------
                                       Name:  Christopher L. Doucet
                                       Title: Managing Member


                                       DOUCET ASSET MANAGEMENT, LLC
                                       By: Doucet Capital, LLC,
                                           its managing member



                                       /S/ Christopher L. Doucet
                                       ---------------------------
                                       Name:  Christopher L. Doucet
                                       Title: Managing Member



                                       CHRISTOPHER L. DOUCET



                                       /S/ Christopher L. Doucet
                                       --------------------------
                                       Christopher L. Doucet, individually



                                       SUZETTE A. DOUCET



                                       /S/ Suzette A. Doucet
                                       -----------------------
                                       Suzette A. Doucet, individually

                               Page 9 of 10 Pages

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

          The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.



Date: February 7, 2012

                                       DOUCET CAPITAL, LLC



                                       /S/ Christopher L. Doucet
                                       ---------------------------
                                       Name:  Christopher L. Doucet
                                       Title: Managing Member


                                       DOUCET ASSET MANAGEMENT, LLC
                                       By: Doucet Capital, LLC,
                                           its managing member



                                       /S/ Christopher L. Doucet
                                       ---------------------------
                                       Name:  Christopher L. Doucet
                                       Title: Managing Member



                                       CHRISTOPHER L. DOUCET



                                       /S/ Christopher L. Doucet
                                       -------------------------
                                       Christopher L. Doucet



                                       SUZETTE A. DOUCET



                                       /S/ Suzette A. Doucet
                                       ---------------------
                                       Suzette A. Doucet


                               Page 10 of 10 Pages